Exhibit 99.8

STOCKHOLDER CONSENT SOLICITATION & NOTICE OF APPRAISAL/DISSENTERS’ RIGHTS

Dear Stockholder:

Decoy Biosystems, Inc., a Delaware corporation (“Decoy”), is providing this Stockholder Consent Solicitation, Notice Of Stockholder Action By Written Consent, and Notice of Appraisal/Dissenters’ Rights (this “Consent Solicitation”), in connection with the Agreement and Plan of Merger and Reorganization dated March 15, 2021 (the “Merger Agreement”) among Decoy, Intec Pharma Ltd., an Israeli company (“Intec Israel”), Intec Parent, Inc., a Delaware corporation and a wholly owned subsidiary of Intec Israel (“Intec Parent”), Domestication Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of Intec Parent, and Dillon Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Intec Parent (“Merger Sub”).

Information concerning the transactions contemplated by the Merger Agreement (including the merger between Decoy and Merger Sub, pursuant to which Merger Sub will be merged with and into Decoy with Decoy surviving the merger as a wholly owned subsidiary of Intec Parent (the “Merger”)), the merger consideration, Intec Israel, Intec Parent, Merger Sub, the conditions to the closing of the Merger and the proposed management of the consolidated entity following the closing are described in detail in a Registration Statement on Form S-4 (SEC File No. 333-255389), filed by Intec Parent and Intec Israel with the SEC and declared effective May [  ], 2021 (the “Registration Statement”). The shares of Intec Parent Common Stock that are issuable under the Merger Agreement are being offered to you pursuant to the Registration Statement. The information in the Registration Statement is incorporated into this Consent Solicitation. The Registration Statement is available on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&filenum=333-255389&owner=exclude&count=40.

YOU ARE STRONGLY URGED TO REVIEW THE REGISTRATION STATEMENT AND CONSULT WITH YOUR LEGAL, TAX, AND/OR FINANCIAL ADVISOR(S) REGARDING THE CONSEQUENCES TO YOU OF MERGER AND THE TRANSACTIONS DESCRIBED IN THE REGISTRATION STATEMENT.

The Merger Agreement requires approval of the Merger by holders of a majority of (a) the shares of Decoy’s (x) Common Stock and (y) Series Seed Preferred Stock, on an as-converted to Common Stock basis, voting together as a single class, and (b) the shares of the Series Seed Preferred Stock, voting as a single class, as of the Record Date (as defined below).

Decoy is providing this Consent Solicitation on or about May [  ], 2021 to all holders of Decoy’s capital stock as of March 11, 2021 (the “Record Date”), the date Decoy’s board of directors approved the Merger, pursuant to Section 228(a) of the Delaware General Corporation Law (the “DGCL”). Decoy is requesting that each stockholder consent in writing to approve the Merger Agreement, the Merger and all of the accompanying agreements, documents, actions and transactions contemplated by, or in connection with, the Merger Agreement. A written consent is attached hereto as Exhibit A and will be distributed separately for electronic signature (the “Written Consent”).

By executing the Written Consent, you will, among other things, consent to the Merger Agreement and the Merger, and you will waive any right to seek appraisal rights or dissenters’ rights under the DGCL or the California Corporations Code (the “CCC”), respectively.

Decoy stockholders who do not execute the Written Consent and do not otherwise consent to the Merger Agreement and related transactions may, under certain circumstances and following procedures proscribed by the DGCL or the CCC, exercise appraisal rights or dissenters’ rights, respectively. Accordingly, this Consent Solicitation contains certain information required in order to assert appraisal rights or dissenters’ rights under the DGCL or the CCC, respectively, and constitutes the notice of such rights required by the DGCL and CCC in connection with the Merger.

The Registration Statement, including a copy of the Merger Agreement and related transaction documents, are available on the SEC’s website listed above. The Registration Statement is also attached as Exhibit A to the Written Consent attached hereto. In connection with this Consent Solicitation, Decoy is attaching the following items and/or documents for your review:

(1)	Written Consent (Exhibit A);

(2)	Section 262 of the DGCL (Exhibit B-1); and

(3)	Section 1300-1304 of the CCC (Exhibit B-2).

A COPY OF THE WRITTEN CONSENT ATTACHED HERETO AS EXHIBIT A WILL BE SENT TO YOU FOR YOUR SIGNATURE BY DOCUSIGN ON OR ABOUT THE DATE HEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN THE WRITTEN CONSENT VIA DOCUSIGN AS SOON AS POSSIBLE AND NO LATER THAN MAY [25], 2021.

If you have not received the Stockholder Written Consent via DocuSign within one business day after your receipt of this Consent Solicitation, please contact Decoy’s Chief Executive Officer, Dr. Michael Newman, via phone at (858) 492-0485 or via email at mnewman@decoybio.com.

APPRAISAL RIGHTS / DISSENTERS’ RIGHTS

Decoy stockholders who do not execute the Written Consent and do not otherwise consent to or vote in favor of the Merger and Merger Agreement, may under certain circumstance and following procedures prescribed by the DGCL or the CCC, exercise appraisal rights, or dissenters’ rights, respectively, and receive cash for the “fair value” of their shares of capital stock of Decoy (excluding any element of value arising from the accomplishment or expectation of the Merger). Because neither the DGCL nor the CCC regarding appraisal rights expressly addresses the question of which law supersedes in this situation, Decoy and Intec Parent have decided that Decoy stockholders will be permitted to exercise appraisal rights under either the DGCL or the CCC, except to the extent that a court or applicable legal authority rules otherwise. A dissenting stockholder must follow the appropriate procedures under the DGCL or the CCC, as the case may be, or suffer the termination or waiver of such rights.

STOCKHOLDERS MAY ELECT TO PURSUE THEIR DISSENTERS’ OR APPRAISAL RIGHTS UNDER EITHER, BUT NOT BOTH, DELAWARE LAW OR CALIFORNIA LAW. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW AND CALIFORNIA LAW, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING DISSENTERS’ OR APPRAISAL RIGHTS SHOULD READ THE APPLICABLE PROVISIONS CAREFULLY AND CONSULT HIS, HER OR ITS LEGAL ADVISOR. THE DISCUSSIONS BELOW ARE SUMMARIES AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COPIES OF THE DELAWARE APPRAISAL RIGHTS STATUTE AND CALIFORNIA DISSENTERS’ RIGHTS STATUTE ATTACHED TO THIS CONSENT SOLICITATION.

Because Decoy is a Delaware corporation, each stockholder of Decoy who does not consent to the Merger may, by complying with Section 262 of the DGCL, be entitled to appraisal rights, as described therein. All stockholders of Decoy who desire to pursue their appraisal rights under the DGCL should follow the procedures to perfect such rights as described below under “Delaware Law” and the applicable statutory provisions attached hereto as Exhibit B-1.

In addition, due to the location of a majority of Decoy’s stockholders in California and Decoy’s other contacts with the State of California, stockholders who do not consent to the Merger may have the option to pursue dissenters’ rights under Sections 1300 through 1312 of the CCC by virtue of Section 2115 of the CCC. Section 2115 of the CCC purports to govern foreign corporations (i.e., those incorporated in states other than California) meeting certain tests and having specified minimum contacts with California. Decoy has determined that it meets the tests set forth in Section 2115 of the CCC and may therefore be subject to the provisions thereof. All stockholders who desire to pursue their dissenters’ rights under the CCC should follow the procedures to perfect such rights as described below under “California Law” and the applicable statutory provisions attached hereto as Exhibit C-2.

If the Merger and the Merger Agreement are approved by Decoy’s stockholders, a separate notice of such approval, along with a notice of appraisal and dissenters’ rights and the other information required to be provided by the Delaware appraisal rights statute and California dissenters’ rights statute, will be sent to each of Decoy’s stockholders that do not approve the Merger and have not waived their appraisal rights under a stockholder support (the “Initial Approval Notice”).

The following is a summary of the principal appraisal rights provisions or dissenters’ rights provisions under the DGCL and the CCC, respectively.

Delaware Law

If the Merger is completed, Decoy’s stockholders who do not deliver a written consent approving the Merger and have not waived their appraisal rights under a stockholder support agreement will be entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they have complied with the conditions established by Section 262.

The discussion below is not a complete summary regarding the appraisal rights of Decoy’s stockholders under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this Consent Solicitation as Exhibit B-1. Stockholders intending to exercise appraisal rights should carefully review Exhibit B-1. Failure to follow precisely any of the statutory procedures set forth in Exhibit B-1 may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Decoy’s stockholders exercise or not exercise their appraisal rights under Delaware law.

Under Section 262, when a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation, before the effective date of the merger, or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If Decoy’s stockholders approve the Merger and related transactions, Decoy will promptly notify its stockholders that the Merger has been approved by sending the Initial Approval Notice to Decoy’s stockholders of record who did not sign the stockholder written consent to the Merger. Holders of shares of Decoy’s capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Decoy within 20 days after the date of mailing of that initial notice. The demand for appraisal must reasonably inform Decoy of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Failure to deliver the Written Consent will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Decoy Biosystems, Inc., 3210 Merryfield Row, San Diego, CA 92121, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of the shares of Decoy capital stock. ALL DEMANDS MUST BE RECEIVED BY DECOY WITHIN TWENTY (20) DAYS AFTER THE DATE DECOY MAILED THE INITIAL APPROVAL NOTICE TO ITS STOCKHOLDERS.

If the Merger is completed, within 10 days after the effective date of the Merger, Decoy will notify its stockholders that the Merger has been consummated and the effective date of the Merger and send a second notice of appraisal rights to Decoy’s stockholders of record who did not sign the Written Consent and who perfected their appraisal rights by delivering a written demand for appraisal to Decoy within 20 days after the date of mailing of the initial notice referred to in the immediately preceding paragraph. Such holders of shares of Decoy’s capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Decoy within 20 days after the date of mailing of that second notice to the same address set forth in the immediately preceding paragraph. The demand for appraisal must reasonably inform Decoy of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares. Failure to deliver the Written Consent will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of Decoy’s capital stock. ALL DEMANDS MUST BE RECEIVED BY DECOY WITHIN TWENTY (20) DAYS AFTER THE DATE DECOY MAILED THE SECOND NOTICE OF APPRAISAL RIGHTS TO ITS STOCKHOLDERS.

If a holder of shares of Decoy’s capital stock fails to deliver a written demand for appraisal within both of the time periods specified above, the holder will be entitled to receive the merger consideration for such holder’s shares of Decoy’s capital stock as provided for in the Merger Agreement, will have no appraisal rights with respect to those shares.

To be effective, a demand for appraisal by a holder of shares of Decoy’s capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). If a beneficial owner of shares of Decoy’s capital stock holds shares of Decoy’s capital stock in a brokerage account or in other custodian form and wishes to exercise appraisal rights, that owner must consult with the beneficial owner’s bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Decoy. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the Merger.

At any time within 60 days after the effective time of the Merger, any stockholder who has effectively demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to Decoy. If, a holder of shares of Decoy’s capital stock withdraws a demand for appraisal in accordance with Section 262, that holder will have the right to receive the merger consideration for such holder’s shares of Decoy capital stock as provided in the Merger Agreement.

Within 120 days after the effective time of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to Decoy, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by Decoy or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective time of the Merger, either Decoy or any Decoy stockholder who has delivered demands for appraisal for both the initial notice and second notice in accordance with Section 262 and has not withdrawn such stockholder’s appraisal demand may commence an appraisal proceeding in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon Decoy. Decoy will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached with Decoy. Decoy has no obligation to file a petition in the Delaware Court of Chancery in the event any stockholders have properly demanded appraisal rights, and Decoy has no present intent to file such a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the Merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1.0 million, or (3) the Merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include interest, if any, upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, Decoy may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates (if any) representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Holders of shares of Decoy’s capital stock should be aware that the fair value of such holder’s shares as determined under Section 262 could be more than, the same as, or less than the value that such holder is entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon Decoy and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for such stockholder’s shares of Decoy’s capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of Decoy. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

California Law

Attached as Exhibit B-2 is a copy of Sections 1300-1304 of the CCC, which describe how any stockholder of Decoy who is entitled to vote on the Merger, or is a transferee of record of shares held by such a stockholder, and who does not consent to the Merger and who does not wish to accept the consideration payable to such stockholder pursuant to Section 1.6 of the Merger Agreement, may exercise dissenters’ rights and require Decoy to purchase his, her or its shares for cash at a price equal to their fair market value. Under Sections 1300-1304 of the CCC, appraisal rights can only be exercised with respect to shares of Decoy’s capital stock that are outstanding on the Record Date. Sections 1300-1304 of the CCC set forth the circumstances under which such stockholders are entitled to require purchase of their shares and the actions which such stockholders desiring to require such purchase must take.

The following is a brief description of the procedures you must follow if Decoy’s stockholders approve the Merger and related transactions and thereafter you desire to exercise any dissenters’ rights you may have under California law:

1. You must first make a written demand upon Decoy for the purchase of your shares of the capital stock of Decoy. Your demand must be received by Decoy within 30 days after the date upon which the Initial Approval Notice was mailed. Any such demand should be mailed to:

Decoy Biosystems, Inc. JLABS 3210 Merryfield Row San Diego, California 92121 Attn: Dr. Michael Newman	With a copy to:	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, California 92130-4092 Attn: Michael Umansky, Esq. and James A. Mercer III, Esq.

2. In your written demand, you must include the number and type of shares you are qualifying as dissenting shares and state what you believe to be the fair market value of those shares as of the day before the first announcement of the terms of the proposed Merger. This statement of the fair market value of your shares will constitute an offer to sell your dissenting shares to Decoy at such price. You must deliver the stock certificates you wish to qualify as dissenting shares to Decoy within the same 30 day period, in order that the certificates may be stamped as representing dissenting shares and returned to you. Under California law, a dissenting stockholder may not withdraw his, her or its demand for payment of the fair market value of the stockholder’s dissenting shares in cash unless the surviving corporation of the Merger consents.

3. If you and Decoy agree that such shares are dissenting shares and further agree as to their fair market value, you shall then be entitled to receive the agreed upon fair market value with interest accrued at the legal rate of interest on judgments from the date of such agreement. Payment shall be made to you within 30 days after the date of such agreement.

4. If Decoy denies that the shares are dissenting shares or if you and Decoy fail to agree upon their fair market value, then you must, within 6 months from the date the Initial Approval Notice was mailed, file a complaint in the California Superior Court requesting that the court determine the fair market value of the dissenting shares and/or whether your shares qualify as dissenting shares. In addition, you may intervene in any action pending to determine the status as dissenting shares or the fair market value of any other shares involved in the Merger.

ALL STOCKHOLDERS THAT WISH TO EXERCISE DISSENTERS’ RIGHTS PURSUANT TO CALIFORNIA LAW OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW EXHIBIT B-2, BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13 OF THE CCC.

FURTHER INFORMATION

IF YOU HAVE ANY QUESTIONS OR DESIRE ADDITIONAL INFORMATION REGARDING THE MATTERS DESCRIBED HEREIN, INCLUDING A REQUEST TO REVIEW THE EXHIBITS TO THE MERGER AGREEMENT, PLEASE CONTACT DR. MICHAEL NEWMAN, CHIEF EXECUTIVE OFFICER OF DECOY, BY EMAIL OR PHONE.

Exhibit A

Written Consent of Stockholders

(for, among other things, adoption of the Merger Agreement and approval of the Merger)

Attached.

-Exhibit A-

Exhibit B-1

DGCL Section 262

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

-Exhibit B-1-

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by Intec Parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

-Exhibit B-1-2-

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

-Exhibit B-1-3-

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

-Exhibit B-1-4-

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

-Exhibit B-1-5-

Exhibit B-2

CCC Sections 1300 through 1304

Section 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

-Exhibit B-2-1-

Section 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

Section 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

-Exhibit B-2-2-

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

-Exhibit B-2-3-